Exhibit 99.j(i)



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 15, 2000, relating to the financial statements and financial highlights which appears in the October 31, 2000 Annual Report to Shareholders of SunAmerica Style Select Series, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", and "Additional Information - Independent Accountants and Legal Counsel" in such Registration Statement.

PricewaterhouseCoopers LLP

1177 Avenue of the Americas
New York, New York
October 29, 2001